   As filed with the Securities and Exchange Commission on December 23, 1997
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             CHARMING SHOPPES, INC.
             (Exact name of registrant as specified in its charter)

          Pennsylvania                                   23-1721355
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                                 450 Winks Lane
                          Bensalem, Pennsylvania 19020
                    (Address of principal executive offices)


                                CHARMING SHOPPES
               VARIABLE DEFERRED COMPENSATION PLAN FOR EXECUTIVES
                            (Full title of the plan)

                              Colin D. Stern, Esq.
                             Charming Shoppes, Inc.
                                 450 Winks Lane
                          Bensalem, Pennsylvania 19020
                     (Name and address of agent for service)

                                 (215) 245-9100
          (Telephone number, including area code, of agent for service)

                         Copy of all communications to:

                          Robert J. Lichtenstein, Esq.
                           Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                             Philadelphia, PA 19103
                                 (215) 963-5000

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================
                                                            Proposed maximum            Proposed maximum
    Title of securities           Amount to be               offering price                aggregate                   Amount of
     to be registered              registered                  per unit                offering price (2)           registration fee
------------------------------------------------------------------------------------------------------------------------------------
Deferred                           $6,125,000                     100%                     $6,125,000                   $1806.88
Compensation
Obligations (1)
====================================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Charming Shoppes, Inc. to pay deferred compensation in the future in accordance with the terms of the Charming Shoppes Variable Deferred Compensation Plan for Executives.

(2)      Estimated solely for the purpose of determining the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by Charming Shoppes, Inc. with the Securities and Exchange Commission ( the "Commission"), are incorporated by reference in the Registration Statement:

                  1. Annual Report on Form 10-K, for the fiscal year Ended February 1, 1997;

                  2. Quarterly Report on Form 10-Q, for the quarter ended May 3, 1997, as amended by Form 10-Q/A;

                  3. Quarterly Report on Form 10-Q, for the quarter ended August 2, 1997; and

                  4. Quarterly Report on Form 10-Q, for the quarter ended November 1, 1997.

                  All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                  The consolidated financial statements of the Registrant included in the Registrant's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  The Deferred Compensation Obligations (the "Obligations") represent the Company's unsecured obligations to pay deferred compensation pursuant to the Charming Shoppes Variable Deferred Compensation Plan for Executives (the "Plan"). Under the Plan, the Registrant will provide eligible employees the opportunity to defer a portion of their base salary and bonus compensation. The maximum percentage of a participant's salary or bonus that may be deferred is subject to maximum percentages determined by the Plan. In addition, the Company will make matching contributions equal to a portion of the amount of the deferrals, as determined by the Plan. Each participant's deferrals and related matching contributions will be credited to the participant's account (the "Distribution Option Account") covering a designated period (the "Distribution Option Period"), which is generally four years. The first enrollment agreement filed by an eligible employee during any Distribution Option Period must set forth the participant's election as to the time and manner of distribution from two sub-accounts, the In-Service Distribution Account (pursuant to which distributions generally will be made to the participant while the participant continues service with the Registrant) or the Retirement Distribution Account (pursuant to which distributions generally will be made following retirement). On an annual basis, the participant will indicate the extent to which deferrals and matching contributions will be credited to each sub-account. Payments upon termination of employment or death may be made in a lump sum or pursuant to other distribution options that have been elected by the participant in the first enrollment agreement filed by the participant during a Distribution Option Period (subject, with respect to payments following a participant's death, to a limited right to change the election regarding the Retirement Distribution Account.) In the event of a participant's disability, commencement of distribution of amounts in the participant's Retirement Distribution Account will be accelerated to the later of the year following the year in which the participant first receives benefits under the Company's Long-Term Disability Plan or the year in which the participant first becomes eligible for retirement. In the event of a change of control, the amounts in the participant's accounts will be repaid to the participant within 30 days following termination of service by the participant if the participant terminates service for any reason within two years following the change of control.

                  A participant's Distribution Option Accounts will be credited with earnings pursuant to options (the "Earnings Crediting Options") selected by the participant. The Earnings Crediting Options are indexed to one or more investment funds specified in the Plan or such other investment funds as are designated by the Company from time to time. Each participant's Distribution Option Account will be adjusted to reflect the rate of return, positive or negative, based upon the actual investment performance of the investment funds corresponding to the Earnings Crediting Options selected by the participant, net of certain asset based charges. A participant may change the Earnings Crediting Options from time to time as set forth in the Plan.

                  Although the value of a participant's Distribution Option Accounts (and, therefore, the amount of the liability under an obligation) will be based upon the performance of the investment funds corresponding to the Earnings Crediting Options, participants will not have an actual interest in such funds but only in the Obligations. The Registrant is under no obligation to invest any portion of the Obligations in any of the funds to which Earnings Crediting Options are indexed.

                  No participant or beneficiary may transfer (other than by will or the laws of descent and distribution), alienate, or otherwise encumber the Obligations. The Registrant's obligations under the Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Registrant's assets or (b) any corporation or partnership into which the Registrant may be merged or consolidated.

                  Except as specifically provided below, a participant may not redeem the Obligations prior to the payment dates specified by the participant in the participant's enrollment agreements (or, with respect to certain distributions from the Retirement Distribution Accounts, as may be changed by the participant within such time period as is specified in the Plan). A participant may elect to withdraw from the Plan all or a portion of the amount due to the participant under the Obligations, or accelerate the payment of Obligations that were being paid in installments, subject to a forfeiture of 10% of the amount that is to be withdrawn or accelerated. In addition, upon written request of a participant, the Plan Committee may, in its discretion, direct that a participant be paid an amount (not to exceed the balance of the Obligations attributable to the participant) sufficient to meet an "unforeseeable financial emergency" as defined in the Plan. The Registrant reserves the right to amend, suspend, discontinue or terminate the Plan at any time; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the participant's Obligations as of the effective date of such amendment, suspension, discontinuance or termination.

                  The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

                  Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the duties of his or her office under Chapter 17, Subchapter B of the PBCL ("Subchapter B"), and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of responsibility under a criminal statute or of liability for the payment of taxes pursuant to any federal, state or local law.

                  Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

                  Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter B.

                  Section 7.01 of the Bylaws provides that the Company will identify any person who is a party to or is threatened to be made a party to any threatened, pending or completed proceeding (including a proceeding by or in the right of the Registrant) by reason of the fact that such person is or was a director, officer or employee of the Registrant or, at the request of the Registrant was serving as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by law, including expenses (including attorneys' fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person unless such act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness. Section 7.02 of the Bylaws provides for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is ultimately determined that the indemnified party is not entitled to indemnification.

                  Section 7.04 of the Bylaws authorizes the Registrant to use any mechanism or arrangement, as determined by the Board of Directors, to further effect, satisfy or secure its indemnification obligations, including purchasing and maintaining insurance, obtaining a letter of credit, creating a reserve, trust, escrow or other fund or account, entering into indemnification agreements or granting security interests.

                  Section 7.05 of the Bylaws provides that the rights of indemnification under the Bylaws will be deemed a contract between the Company and each person entitled to indemnification. Section 7.06 of the Bylaws states that the indemnification authorized by the Bylaws will not be exclusive of any other rights to which persons seeking indemnification or advancement of expenses may be entitled.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.  EXHIBITS.

                  The exhibits filed as part of this Registration Statement are as follows:

Exhibit
Number                Exhibit
------                -------
     5            Opinion of Morgan, Lewis & Bockius LLP

  23.1            Consent of Ernst & Young LLP

  23.2            Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

  24              Power of Attorney (contained on signature page in Part II of the Registration Statement)

  99              Charming Shoppes Variable Deferred Compensation Plan for Executives



ITEM 9.  UNDERTAKINGS.

                  (a)  The undersigned Registrant hereby undertakes:

                              (1) To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

                                       (i) To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                                       (ii) To reflect in the prospectus any
                  facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                       (iii) To include any material information
                  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                              Provided, however, that subparagraphs (a)(1)(i)
and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                              (2) That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              (3) To remove from registration by means of a
post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bensalem, Commonwealth of Pennsylvania, on December 23, 1997.

                                   CHARMING SHOPPES, INC.


                                   By:  /s/ Dorrit J. Bern
                                        --------------------------------------
                                            Dorrit J. Bern
                                            President, Chief Executive Officer
                                            and Chairperson of the Board



                      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dorrit J. Bern and Eric M. Specter, and each of them, such person's true and lawful attorneys-in-fact and agents, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such filing, as fully as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

                      Pursuant to the requirements of the Securities Act 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                                       Capacity                                 Date
            ---------                                       --------                                 ----
/s/ Dorrit J. Bern                           President, Chief Executive Officer and           December 23, 1997
--------------------------------             Chairperson of the Board
    Dorrit J. Bern

/s/ Joseph L. Castle, II                     Director                                         December 23, 1997
--------------------------------
    Joseph L. Castle, II

/s/ Geoffrey W. Levy                         Director                                         December 23, 1997
--------------------------------
    Geoffrey W. Levy

/s/ Laura Liswood                            Director                                         December 19, 1997
--------------------------------
    Laura Liswood

/s/ Marjorie Margolies-Mezvinsky             Director                                         December 23, 1997
--------------------------------
    Marjorie Margolies-Mezvinsky

/s/ Alan Rosskamm                            Director                                         December 23, 1997
--------------------------------
    Alan Rosskamm

/s/ Marvin L. Slomowitz                      Director                                         December 23, 1997
--------------------------------
    Marvin L. Slomowitz

/s/ Michael Solomon                          Director                                         December 19, 1997
--------------------------------
    Michael Solomon

/s/ Eric M. Specter                          Executive Vice President -- Chief                December 23, 1997
--------------------------------             Financial Officer
    Eric M. Specter

/s/ Jon A. Goldberg                          Vice President -- Corporate Controller           December 23, 1997
--------------------------------             (Chief Accounting Officer)
    Jon A. Goldberg

                                INDEX TO EXHIBITS




Exhibit
Number                                          Exhibit
------                                          -------
     5                Opinion of Morgan, Lewis & Bockius LLP

  23.1                Consent of Ernst & Young LLP

  23.2                Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

  24                  Power of Attorney (contained on signature page in Part II of the Registration Statement)

  99                  Charming Shoppes Variable Deferred Compensation Plan for Executives